Exhibit 99.1

ESP Resources, Inc. Signs $5 Million Purchase Agreement With Lincoln Park Capital Fund, LLC

SCOTT, La., Sept. 20, 2010 (GLOBE NEWSWIRE) -- ESP Resources, Inc. (OTCBB:ESPI) (the "Company" or "ESP Resources"), a manufacturer, blender, distributor, and marketer of specialty chemicals and analytical services to the oil and gas industry, announced today that it has signed a purchase agreement for up to $5 million with Lincoln Park Capital Fund, LLC ("LPC"), a Chicago-based institutional investor.

Upon signing the agreement, LPC invested $100,000 in ESP Resources as an initial purchase under the agreement at $.15 per share together with warrants to purchase an equivalent number of shares at an exercise price of $.20 per share.

The Company also has the right, at its discretion, to sell to LPC up to an additional $4.9 million of its common stock over a 30 month period provided that a registration statement related to the transaction has been declared effective by the U.S. Securities & Exchange Commission ("SEC"). Generally, the Company has the right to sell stock to LPC in amounts up to $500,000 depending on certain conditions as set forth in the purchase agreement.

There are no upper limits to the price LPC may pay to purchase ESP Resources' common stock. The purchase price of the shares related to the $4.9 million of future funding will be based on the prevailing market prices of the Company's shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to LPC.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future funding, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement.  The agreement may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

"We are pleased to have signed a purchase agreement with Lincoln Park Capital," said David Dugas, President of ESP Resources.  "After significant due diligence, we look forward to working with the team at Lincoln Park Capital.  They have an outstanding reputation in the financial marketplace and we welcome them as an investor."

A more detailed description of the agreement is set forth in the Company's Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

About Lincoln Park Capital ("LPC"):

LPC is an institutional investor headquartered in Chicago, Illinois. LPC's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. LPC's investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

About ESP Resources, Inc.:

ESP Resources, Inc. is a publicly traded petrochemical company (OTCBB:ESPI) headquartered in Scott, LA.  Through its wholly owned subsidiary, ESP Petrochemicals, Inc., the Company manufactures, blends, distributes and markets specialty chemicals and analytical services to the oil and gas industry.  ESP Resources supplies retail and wholesale specialty chemicals for a variety of oil field applications including production, drilling, waste remediation, cleaning, and waste water treatment.  From its blending and distribution facilities, ESP Resources distributes its product line throughout the Gulf Coast region of Louisiana, Texas, Mississippi, and Alabama, both onshore and offshore.  The wholesale division of the Company supplies specialty chemicals to several retailers operating in West Africa.  The Company's senior management has over 100 years of combined operating experience in the petrochemical industry.  More information is available on the Company's website at www.espchem.com.

Legal Notice Regarding Forward-Looking Statements:

This press release contains "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur.  Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and actual results could differ materially from those in such forward-looking statements.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.  In evaluating these statements, you should consider the risks discussed, from time to time, in the reports we file with the U.S. Securities & Exchange Commission.  For a discussion of some of the risks and important factors that could affect the Company's future results and financial condition, see the Company's Form 10-Ks and 10-Qs on file with the U.S. Securities & Exchange Commission.

CONTACT:
ESP Resources, Inc.
David Dugas, President
(337) 706-7056